                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Provant, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53473, 333-62109, 333-72857, 333-86379, 333-37146, 333-37472,
333-58952, 333-58950, 333-83018 and 333-83020) on Form S-8 of Provant, Inc. of
our report dated October 14, 2002, with respect to the consolidated balance sheets of Provant, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, and all related financial statement schedules, which report appears in the June 30, 2002, annual report on Form 10-K of Provant, Inc.

The report of KPMG LLP on the aforementioned consolidated financial statements contains an explanatory paragraph that states that the Company is in default on amounts outstanding under its credit facility, has a working capital deficit and has incurred losses from operations in 2002, which raises substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                             /s/ KPMG LLP


Boston, Massachusetts
October 14, 2002